Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1997 THROUGH MAY 31, 1997

		  REAL ESTATE INVESTMENT TRUST FUND

			 Date         Shares       % of Fund     Price per
Security              Purchased     Purchased     Assets (1)       Share
Beacon Properties
  Corp.                04/10/97        26,000          0.48%        $32.13
Crescent Real Estate
  Equities Co          04/22/97        16,000          0.23%        $25.38
Reckson Associates
  Realty Corp.         03/06/97         7,000          0.23%        $45.25


    Total
   Shares        Shares      % of Issue                            Shares
Purchased By     Issued       Purchased                             Held
 Fund Group       (000)     By Group (2)     Broker(s)            05/31/97

      26,800      7,000            0.38%     Merrill Lynch         243,000

      17,000     21,000            0.08%     Merrill Lynch         316,000

       7,000      4,300            0.16%     Merrill Lynch         318,000


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.